**FLEXO UNIVERSAL, S. DE R.L. DE C.V.**

**INDEPENDENT AUDITOR'S REPORT**
**AS OF DECEMBER 31 2018 AND 2017**

**FLEXO UNIVERSAL, S. DE R.L. DE C.V.**

## INDEX

HLB Vargas Graf y Cía, S.C.

Contadores Públicos y Consultores

Report of Independent Registered Public Accounting Firm

**To the Stockholders and Board of Directors of**
**Flexo Universal, S. de R.L de C.V.**

We have audited the accompanying balance sheets of **Flexo Universal, S de R.L. de C.V.** as of December 31 2018 and 2017, and the related statement of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting. The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of **Flexo Universal, S. de R.L. de C.V**., as of December 31 2018 and 2017 and the results of their operations and their cash flows for the years then ended, in conformity with the basis of accounting described above.

**HLB Vargas Graf y Cia., S.C**
Zapopan, Jalisco, México C. Cp, 45040

**C.P.C. Luis Alberto Garcia Sanchez**
Certified Public Accountant
**Partner**

March 12, 2019

Santa Rita No. 1110 Col. Chapalita Oriente, Zapopan, Jalisco, México C.P. 45040
Teléfonos: + 3647 2715, 3647 2732 / 3647 2752 Facsimile: + 3647 2728 E-mail: vghlbgdl@prodigy.net.mx

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

BALANCE SHEET AS OF DECEMBER 31, 2018 AND 2017

( In Mexican pesos )

(Notes 1 & 2)

| | 2018 | 2017 |
|---|---|---|
| **CURRENT ASSETS:** | | |
| Cash and cash equivalents | $ 3,486,511 | $ 2,003,060 |
| Accounts receivables | 57,098,593 | 54,676,979 |
| Other accounts receivables (Note 3) | 19,886,041 | 14,217,622 |
| Related parties (Note 4) | 13,040,471 | 8,449,815 |
| Inventories (Note 5) | 95,910,886 | 91,057,607 |
| **Total current assets** | **189,422,502** | **170,405,083** |
| **NON CURRENT ASSETS:** | | |
| Machinery and equipment (Note 6) | 5,252,303 | 8,720,226 |
| Warranty deposits | 4,566,970 | 5,606,407 |
| Other assets | 1,421,594 | 603,854 |
| Deferred income tax (Note 14) | 2,307,112 | 240,032 |
| Other deferred assets (Note 10 ) | 2,769,583 | 4,724,583 |
| **Total non current assets** | **16,317,562** | **19,895,102** |
| **TOTAL ASSETS** | **$ 205,740,064** | **$ 190,300,185** |
| **CURRENT LIABILITIES** | | |
| Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7) | $ 60,721,298 | $ 47,737,049 |
| ISR payable | 266,403 | 759,831 |
| Current portion of long term liabilities to related parties (Note 8) | 11,377,069 | 12,350,881 |
| **Total current liabilities** | **72,364,770** | **60,847,761** |
| **LONG TERM LIABILITIES** | | |
| Long term liabilities to related parties (Note 8) | 612,112 | 801,461 |
| **Total long term liabilities** | **612,112** | **801,461** |
| **DEFERRED LIABILITIES** | | |
| Deferred Sales (Note 10 ) | 4,885,057 | 8,333,333 |
| **TOTAL LIABILITIES** | **77,861,939** | **69,982,555** |
| **STOCKHOLDERS' EQUITY** | | |
| Capital stock (Note 11 ) | 47,410,945 | 47,410,945 |
| Legal Reserve | 3,827,559 | 3,469,959 |
| Accumulated results | 69,079,126 | 62,284,719 |
| Period's net (loss) profit | 7,560,495 | 7,152,007 |
| **TOTAL STOCKHOLDERS' EQUITY** | **127,878,125** | **120,317,630** |
| Contingencies (Note 13) | - | - |
| **TOTAL LIABILITIES AND STOCKHOLDERS' EQUTIY** | **$ 205,740,064** | **$ 190,300,185** |

The enclosed notes are an integral part of these financial statements

**FLEXO UNIVERSAL, S. DE R.L. DE C.V.**
**STATEMENT OF OPERATIONS FOR THE YEARS ENDED**
**DECEMBER 31, 20178 AND 2017**
( In Mexican pesos )

| | 2018 | 2017 |
|---|---|---|
| **Net sales** | $ 201,181,572 | $ 194,580,035 |
| Cost of products sold | (165,381,364) | (158,759,837) |
| **GROSS PROFIT** | 35,800,208 | 35,820,198 |
| **Operating expenses** | | |
| Administration and sales expenses | (25,242,910) | (23,792,888) |
| Other income, (expenses) - net | (55,033) | 432,950 |
| | (25,297,943) | (23,359,938) |
| **OPERATION NET PROFIT** | 10,502,265 | 12,460,260 |
| **INTEGRAL FINANCING RESULTS** | | |
| Exchange rate fluctuations - net | (95,833) | (517) |
| interest - net | (2,869,555) | (2,032,237) |
| | (2,965,388) | (2,032,754) |
| **PROFIT BEFORE INCOME TAXES AND EPS** | 7,536,877 | 10,427,506 |
| Income tax | (2,043,462) | (3,144,703) |
| Deferred income tax | 2,067,080 | (130,796) |
| | 23,618 | (3,275,499) |
| **NET PROFIT** | $ 7,560,495 | $ 7,152,007 |

The accompanying notes are an integral part of these financial statements

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017
( In Mexican pesos )

| | 2018 | 2017 |
|---|---|---|
| **CAPITAL STOCK** | | |
| Initial and final period balance | 47,410,945 | 47,410,945 |
| **LEGAL RESERVE** | | |
| Initial period balance | 3,469,959 | 3,070,607 |
| Transfer from accumulated results (Note 12) | 357,600 | 399,352 |
| Final period balance | 3,827,559 | 3,469,959 |
| **ACCUMULATED RESULTS** | | |
| Initial period balance | 62,284,719 | 54,697,026 |
| Transfer from net profit (loss) | 7,152,007 | 7,987,045 |
| Transfer of 5% over profit period 2012, to legal reserve | (357,600) | (399,352) |
| Final period balance | 69,079,126 | 62,284,719 |
| **NET PROFIT (LOSS)** | | |
| Initial period balance | 7,152,007 | 7,987,045 |
| Transfer to accumulated results | (7,152,007) | (7,987,045) |
| Net profit | 7,560,495 | 7,152,007 |
| Final period balance | 7,560,495 | 7,152,007 |
| TOTAL | $ 127,878,125 | $ 120,317,630 |

The accompanying notes are an integral part of these financial statements

**FLEXO UNIVERSAL, S. DE R.L. DE C.V.**

**CASH FLOW STATEMENT**
**FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017**

( In Mexican pesos )

| | 2018 | 2017 |
|---|---|---|
| **OPERATING ACTIVITIES:** | | |
| Net profit | $ 7,560,495 | $ 7,152,007 |
| Items related with investment activities | | |
| Depreciation | 1,218,395 | 1,672,849 |
| Items related with financing activities | | |
| Interest | 2,869,555 | 2,032,237 |
| | 11,648,445 | 10,857,093 |
| Trade debtors and other receivables (increase) decrease | (2,421,614) | 4,344,419 |
| Inventories increase | (4,853,279) | (9,688,370) |
| Other assets (increase) decrease | (5,558,802) | 4,856,072 |
| Assets, Liabilities to related parties increase (decrease) | (5,564,467) | (258,535) |
| Suppliers and other liabilities (decrease) increase | 12,984,249 | 86,141 |
| Deferred Sales | (3,448,275) | (3,448,276) |
| Taxes paid | (493,428) | 123,366 |
| **Net cash flow from financial activities** | **2,292,829** | **6,871,910** |
| **INVESTING ACTIVITIES:** | | |
| Machinery and equipment acquisition (net) | 2,249,528 | (5,216,070) |
| | **2,249,528** | **(5,216,070)** |
| **FINANCING ACTIVITIES:** | | |
| Long term liabilities to related parties | (189,349) | (168,455) |
| Paid interest | (2,869,555) | (2,032,237) |
| | **(3,058,904)** | **(2,200,692)** |
| **INCREASE IN CASH AND CASH EQUIVALENTS** | **$ 1,483,453** | **$ (544,852)** |
| **Cash and cash equivalents at beginning of year** | $ 2,003,058 | $ 2,547,910 |
| **Cash and cash equivalents at end of year** | **$ 3,486,511** | **$ 2,003,058** |

The accompanying notes are an integral part of these financial statements

**NOTES TO FINACIAL STATEMENTS**
**FLEXO UNIVERSAL, S. DE R.L. DE C.V.**
**As of December 31st, 2017 and 2016**
**In Mexican pesos.**

## NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.8269% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

On August 28, 2015 by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

## NOTE 2 – MAIN ACCOUNTING POLICIES

### a. Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information

### b. Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

### c. Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

### d. Cash and equivalents

Mainly represented by deposits in bank accounts.

### e. Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

f. Inventories

Inventories of finished goods, production in process and raw materials, are recorded at its historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued at the average cost method net from the estimates which does not exceed their realization value.

g. Machinery and equipment

Fixed Assets acquired from the fusion, were recorded at the historic cost of the absorbed company, adding the difference from the valuation determined by an independent appraiser on 17th, 1996. Fixed assets acquisitions after the fusion are recorded at its acquisition cost.

Acquisition costs include all associated expenses to get the fixed assets ready to be used.

Depreciation is computed by the straight-line method, beginning the year in which assets are used, and according to the following rates:

| | Rates % |
|---|---|
| Leasehold improvements | 10.00 |
| Molds | 20.00 |
| Computer equipment | 30.00 |
| Machinery and office equipment | 10.00 |
| Tools and medical equipment | 35.00 |
| Transport equipment | 25.00 |
| Forklift | 25.00 |

h. Long lived assets evaluation

Impairment of long-term assets – As of January 1°, 2004 the C-15 standard "Impairment in the value of long-lasting assets and its disposal" became effective. This standard requires that companies determine the effect of impairment in long lasting assets in use, in case of detection of indication of impairment or losses for impairment recognized in those assets. In opinion of the Company's management, there are no traces of impairment that could have an effect in the results, in accordance with the standard.

i. Income tax

Income tax. - The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares the accounting and tax values of them. Deferred tax is recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is booked in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008, this FRS was modified, the main changes are:

- Caused and deferred Employee Profit Sharing (PTU). - This concept is considered as an ordinary expense based on the benefits to employees, that is the reason why it is now classified in the results statement in other income and expenses.

- Cumulative Effect of Income Tax -- The previous FRS stated that this component will be presented separately in equity, the change consists to reclassify this concept to cumulative results.

j. Liabilities

The Company applies the dispositions of FRS C-9 "Liabilities, provisions, contingent assets and liabilities and commitments". Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k. Labor liabilities

As of February 2014, the Company's management decided to outsource payroll services through the figure "Outsourcing".

l. Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared.

Income from contracts with customers.- In October 2015, the financial reporting standard D-1 "Income from contracts with customers" was approved by the Issuer Council of CINIF, which establishes a single integral model to be used by the entities in the booking of income from contracts with clients.

The basic principle this standard is that an entity must recognize the income represented by the promised transfer of goods or services to customers for the amounts that reflect the considerations that the entity expects to receive in exchange for those goods or services. Specifically, the standard establishes the application of five steps to recognize income:

Step 1: Identify the contract or contracts with the client
Step 2: Identify the obligations to be fulfilled in the contract
Step 3: Determine the price of the transaction
Step 4: Assign the price of the transaction between the obligations to be fulfilled in the contract; and
Step 5: Recognize income when the entity satisfies the obligation to comply.

Under this standard, an entity must recognize the income when the obligation is satisfied, that is, when the "control" of the goods or services agreed of the obligation of compliance has been transferred to the client. Appendices have also been included in standard D-1 to deal with specific situations. In addition, the number of disclosures required has increased.

This standard is mandatory as of January 1, 2018.

m. Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year's result.

n. Leasing

The company classifies as operating leases the operations where the use or possession of the leased assets is granted without assuming the risks or benefits of such assets. These rents are applied to the results in the period of the lease. Variable rents are applied to results as they are accrued.

o. Income statement

Income statements are classified by its operative activities. According to the company's opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

p. Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of exchange rates fluctuations at the date of the operation registry, at the date of realization or at the period end valuation.

## NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2018 and 2017, the other accounts receivable are integrated as follows:

| | 2018 | 2017 |
|---|---|---|
| Other Collective taxes | 6,390,815 | 5,016,275 |
| Creditable VAT | 13,495,226 | 9,201,347 |
| | $ 19,886,041 | $ 14,217,622 |

## NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2018 and 2017 is presented:

| | | 2018 | | 2017 |
|---|---|---|---|---|
| **Goods Sold:** | | | | |
| CTI Industries Corporation | $ | 22,819,992 | $ | 17,409,694 |
| CtTI Balloons Limited | | 316,618 | | 1,845,589 |
| CTI Europe BMBH | | 4,283,987 | | 442,895 |
| **Inventory Purchases:** | | | | |
| CTI Industries Corporation | $ | 14,246,810 | $ | 9,593,816 |
| **Interest** | | | | |
| CTI Industries Corporation | $ - | 933,810 | $ | 269,287 |

Accounts receivable and (payable) to related parties are:

| | | Receivable- (Payable) Net balances | | |
|---|---|---|---|---|
| | | 2018 | | 2017 |
| CTI Industries Corporation | $ | 11,388,079 | $ | 8,850,467 |
| Pablo Gortazar de Oyarzabal | | (154,544) | | (102,946) |
| CTI Balloons Limited | | 319,816 | | 1,170,672 |
| CTI Europe GMBH | | 2,677,256 | | - |
| Venture Leasing, S. de R.L. de C.V. | | (1,190,136) | | (1,468,378) |
| | $ | 13,040,471 | $ | 8,449,815 |

For the year 2018 the company has with transfer pricing study for transactions with related parties where such operations must be comparable to those used in/or arm's-length transactions.

## NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

| | 2018 | 2017 |
|---|---|---|
| Finished goods | $ 84,113,784 | $ 76,599,997 |
| Packing material | 4,996,094 | 4,480,841 |
| Production in process | 3,409,651 | 3,018,840 |
| Raw materials | 3,391,357 | 6,957,929 |
| | $ 95,910,886 | $ 91,057,607 |

## NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

| | 2018 | 2017 |
|---|---|---|
| Machinery | $ 27,997,495 | $ 27,668,134 |
| Leasehold improvements | 3,003,934 | 3,003,934 |
| Molds | 5,678,140 | 5,678,140 |
| Computer equipment and softwere | 1,126,330 | 1,016,014 |
| Transport equipment | 620,690 | 297,273 |
| Furniture and office equipment | 554,822 | 547,984 |
| Advances for fixed assets | - | 3,686,573 |
| Leased machinery | 134,684 | - |
| | 39,116,095 | 41,898,052 |
| Depreciations and amortizations | (33,863,792) | (33,177,826) |
| Total Machinery and equipment | $ 5,252,303 | $ 8,720,226 |

The depreciation and amortization methods and the annual rates are stated in note 2g. The charge to results amounted $1,218,395.. and $1,672,849. for the periods ended on December 31st, 2018 and 2017 respectively.

**Leasehold agreement**

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of mandatory 5 years. This agreement takes place since March 1st, 2017 and ends on February 28th, 2022.

The charge to results amounted $5,981,921. and $5,544,473. for the years ended on December 31st, 2018 and 2017 respectively.

## NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of December 31st.

| | 2018 | 2017 |
|---|---|---|
| **Accounts payable to suppliers, accrued expenses and other accounts payable:** | | |
| Suppliers | $ 44,514,572 | $ 39,519,686 |
| Sundry creditors | 14,601,589 | 7,240,759 |
| Rated reserves | 1,583,825 | 940,631 |
| Taxes payable | 21,312 | 35,973 |
| | $ 60,721,298 | $ 47,737,049 |

## NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

| | 2018 | 2017 |
|---|---|---|
| ***CTI Industries*** | | |
| ***Term promissory note*** | | |
| The note issued in favor of CTI Industries Corporation that redocuments the amounts that Flexo Universal, S. de RL, of CV, owed on December 31, 2013 to CTI Industries Corporation, which includes $ 68,669. US dollars by principal and accrued interest $ 502,545. The amount of the interest accrued as of December 31, 2017 and December 31, 2018 amounted to the amount of $ 559,701 and 511,895. Such document will be paid as of March 31, 2014 and, subsequently, the first day of each calendar quarter until the debt has been fully settled. it is 2.5% per year, in case of default, an 8% annual rate will be established at the discretion of the creditor. | 11,427,193 | 12,401,139 |
| Current portion of long term liabilities | (11,427,193) | (12,401,139) |
| ***Loans current account 2014*** | | |
| Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term | 1,098,641 | 1,101,571 |
| Current portion of long term liabilities | (1,098,641) | (1,101,571) |
| ***Loans current account 2015*** | | |
| Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term | 767,633 | 769,681 |
| Current portion of long term liabilities | (767,633) | (769,681) |
| ***Loans current account 2016*** | | |
| Undocumented loans current account totaling $ 97,363. US dollars, without interest and agreed term | (1,916,398) | (1,921,510) |
| Current portion of long term liabilities | 1,916,398 | 1,921,510 |
| ***Pablo Gortazar*** | | |
| Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos. Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's | 612,112 | 801,461 |
| | 11,989,181 | 13,152,342 |
| Total long term liabilities to related parties | **(11,377,069)** | **(12,350,881)** |
| Total current portion of long term liabilities | **$ 612,112** | **$ 801,461** |

## NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2018 and 2017, the company had rights and (obligations) in foreign currency as follows:

| | US Dollars | |
|---|---|---|
| | **2018** | **2017** |
| Assets | $ 1,571,556 | $ 1,492,747 |
| Liabilities | (1,787,925) | (1,807,644) |
| **Excess of assets over (liabilities), assets in foreign currency** | $ **(216,369)** | $ **(314,897)** |

Assets where translated and adjusted using the exchange rate $19.6829 and $ 19.7354 pesos per US dollar, as of December 31st, 2018 and 2017 respectively. As of March 12, 2019 the exchange rate is $19.537 pesos per dollar.

## NOTE 10 – DEFERRED ASSETS AND LIABILITIES

In June 3rd, 2016 Flexo Universal, S. de R.L. de C.V., sold a latex machine to Unifin Financiera SAB de CV SOFOM de ENR in $13´793,103.45 MXN pesos plus VAT. It is cost of sales was $7,500,000.00 MXN pesos.

Unifin leases the same machine to Flexo. The term of the leasing agreement is 4 years, becoming effective on July, 2016 and concluding on June, 2020.

The profit generated in this transaction was deferred according to the terms of the leasing agreement in 48 months since June, 2016. Monthly amounts are:

| | |
|---|---|
| Income | $287,356.32 |
| Cost of sale | $156,250.00 |
| Profit | $131,106.32 |

During fiscal year 2018 and 2017, twelve and seven months were recognized respectively in the results of those years, with the following balances as of December 31, 2018 to be applied to income and future costs:

2018

| | Income deferred | Cost deferred | Profit deferred |
|---|---|---|---|
| Initial balance | 11,781,609.20 | - 6,406,250.00 | 5,375,359.20 |
| Applied in 2017 | - 3,448,275.84 | 1,875,000.00 | - 1,573,275.84 |
| Applied in 2018 | -3,448,275.84 | 1,875,000.00 | -1,573,275.84 |
| Final balance | 4,885,057.52 | - 2,656,250.00 | 2,228,807.52 |

2017

| | Income deferred | Cost deferred | Profit deferred |
|---|---|---|---|
| Initial balance | 13,793,103.45 | - 7,500,000.00 | 6,293,103.45 |
| Applied in 2016 | - 2,011,494.25 | 1,093,750.00 | - 917,744.25 |
| Applied in 2017 | -3,448,275.84 | 1,875,000.00 | -1,573,275.84 |
| Final balance | 8,333,333.36 | - 4,531,250.00 | 3,802,083.36 |

## NOTE 11 – CONTRIBUTED CAPITAL

The company's capital stock integrated as follows as of December 31st, 2018 and 2017:

| | 2018 | 2017 |
|---|---|---|
| Fixed capital stock | $ 50,000 | $ 50,000 |
| Variable capital stock | 47,360,945 | 47,360,945 |
| Total capital stock | $ 47,410,945 | $ 47,410,945 |

The company's capital stock is variable, with a fixed minimum of $50,000 without the possibility of retirement. The variable part has not limit.

Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015). The capital is represented by Social Parties integrated and valued as follows:

| Social Parties | | | | | |
|---|---|---|---|---|---|
| Class I | | | Class II | | |
| Number of parts | | Value | Number of parts | | Value |
| 1 | $ | 49,999 | 1 | $ | 47,278,870 |
| 1 | | 1 | 1 | | 60,154 |
| | | | 1 | | 21,921 |
| **2** | **$** | **50,000** | **3** | **$** | **47,360,945** |

## NOTE 12 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% of the fiscal year's net profits should be kept to form the legal reserve until it reaches 20% of the capital stock. The legal reserve may be capitalized but not distributed unless the society is dissolved, and must be replenished when it decreases for any reason.

## NOTE 13 – CONTINGENCIES:

Transfer pricing. - For related party transactions, tax differences could arise if the tax authority when reviewing such operations considers that the prices and amounts used by the company are not comparable to those used with or between independent parties in comparable operations.

Review by the tax authorities.- According to current tax legislation, the authorities are entitled to examine up to five fiscal years prior to the last income tax return submitted.

## NOTE 14- INCOME TAX (IT), CORPORATE FLAT TAX RATE :

Cost (benefit) of the tax applied to result is integrated as follows:

| | | 2018 | 2017 |
|---|---|---|---|
| ISR payable | $ | 2,043,462 | $ 3,144,703 |
| Deferred ISR | - | 2,067,080 | 130,796 |
| Net | -$ | 23,618 | $ 3,275,499 |

a. IT.-The main differences between the accounting profit and the tax result are:

| | | 2018 | | 2017 |
|---|---|---|---|---|
| Net (Loss) profit | $ | 7,560,495 | $ | 7,152,007 |
| Plus (minus) | | | | |
| Excess of accounting depreciation net over the fiscal depreciation | - | 452,780 | | 263,217 |
| Excess of accounting deductions net over the fiscal deductions | - | 296,177 | | 3,067,118 |
| Fiscal (loss) profit | | 6,811,538 | | 10,482,342 |
| Minus employee profit sharing (PTU) paid in 2015 and 2014 | | - | | - |
| Tax basis to IT | | 6,811,538 | | 10,482,342 |
| Rate | | 0.30 | | 0.30 |
| IT payable (ISR) | $ | **2,043,462** | $ | **3,144,703** |

As December 31st, 2018 and 2017 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

| | | 2018 | | 2017 |
|---|---|---|---|---|
| **Year effect calculation:** | | | | |
| Deferred expenses | $ | 2,508,652 | $ | 4,475,836 |
| Guarranty deposits | | 1,551,724 | | 2,586,210 |
| Net machinary and equipment | | - | | 471,182 |
| Deferred liabilities | | (4,885,058) | | (8,333,334) |
| Liabilities | | (6,865,689) | | - |
| Base | | (7,690,371) | | (800,106) |
| Tax Rate | | 0.30 | | 0.30 |
| | - | 2,307,111 | - | 240,031 |
| Recognized | - | 240,031 | - | 370,827 |
| Complement | $ - | **2,067,080** | | **130,796** |

## NOTE 15 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Standards and Interpretation of Standards 2019

- Improvements to FRS 2019
- D-5, Leasing's

This FRS, will become effective on January 1°, 2019, allowing its advanced application in the terms established in each FRS.

Standards on following years

- NIF E-1, Agricultural Activities
- NIF B-11, Disposition of long-lived assets and discontinued operations.

This FRS, will become effective on January 1°, 2020, allowing its advanced application in the terms established in each FRS.

Is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

## NOTE 16 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

**Flexo Universal, S. de R.L. de C.V.**

**Lic. Pablo Gortazar de Oyarzabal**
**Legal Representative**